State of Delaware
Secretary of State
Division of Corporations
Delivered 03:46 PM 07/02/2018
FILED 03:46 PM 07/02/2018
SR 20185477840 - File Number 6959689

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Pacific Sports Exchange Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 919 North Market Street, Suite 950 (street), in the City of Wilmington, County of New Castle Zip Code 19801. The name of the Registered Agent at such address upon whom process against this corporation may be served is InCorp Services, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 220,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Jennifer Sharp
Mailing Address 3773 Howard Hughes Pkwy. · Suite 500S
Las Vegas NV Zip Code 89169-6014

By: ______________________
Incorporator

Name: Jennifer Sharp
Print or Type